Exhibit 99.6

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form F-4, to which this consent is an exhibit, filed by FB Parent Limited (the “Company”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Company upon the consummation of the Business Combination, and to the filing of this consent as an exhibit to the Registration Statement.

Date: January 23, 2025
	By:	/s/ Enrique Klix

Enrique Klix